EXHIBIT 23.1

CONSENT OF BLACKMAN KALLICK BARTLESTEIN LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Think Partnership Inc. for the shelf registration of an indeterminate number of shares of its common stock as shall have an aggregate initial offering price not to exceed $50,000,000, together with an indeterminate number of warrants to purchase shares of its common stock, or any combination thereof, and to the incorporation therein of (A) our report, dated March 24, 2006, with respect to the financial statements of Think Partnership Inc. as of December 31, 2005 and 2004 and for the years then ended, (B) our report dated April 20, 2006 with respect to the financial statements of Morex Marketing Group, LLC as of December 31, 2005 and 2004 and for the years then ended, (C) our report dated April 20, 2006 with respect to the financial statements of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC as of December 31, 2005 and 2004 and for the years then ended, (D) our report dated April 21, 2006, with respect to the financial statements of Litmus Media, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended, and (E) our report dated March 6, 2006, with respect to the financial statements of iLead Media, Inc. as of December 31, 2005 and for the year then ended.

/s/ Blackman Kallick Bartelstein LLP
Blackman Kallick Bartelstein LLP

Chicago, Illinois

January 11, 2007